Exhibit 10.13
SECOND AMENDED
ENGAGEMENT AGREEMENT

AGREEMENT effective as of the 1st day of May, 2007 between Capital Gold Corporation, a Delaware Corporation having an office at 76 Beaver Street, 26th Floor, New York, NY 10005 (hereinafter referred to as the “CORPORATION”), and Christopher M. Chipman, an individual residing at 4014 Redwing Lane, Audubon, PA 19407 (hereinafter referred to as “CHIPMAN”).

This agreement (the “Agreement”) amends, supersedes and replaces the engagement agreement by and between the CORPORATION and CHIPMAN originally dated March 1, 2006 as subsequently amended and superseded on September 1, 2006.

IN CONSIDERATION OF the premises and mutual covenants and conditions herein contained, the CORPORATION and CHIPMAN hereby agree as follows:

1. Engagement. The CORPORATION agrees to engage CHIPMAN, and CHIPMAN agrees to serve the CORPORATION as the Chief Financial Officer for the CORPORATION upon the terms and conditions hereafter set forth. The duties of CHIPMAN shall be consistent with his position as Chief Financial Officer, and shall be those duties customarily performed by an executive of his experience.

2. Term. This Agreement becomes effective upon execution by all parties and shall expire on August 31, 2009 (the Engagement Period”). Subject to the provisions of Article 7 herein, the Engagement Period shall automatically renew for successive one-year periods unless either party provides the other party with written notice of its intent not to renew at least thirty (30) days prior to the expiration of the then current Engagement Period.

3. Compensation And Other Benefits.

(a) Base Fee. For his services to the CORPORATION during the TERM, the CORPORATION shall pay CHIPMAN a fee at the annual rate of One Hundred Seventy-Five Thousand ($175,000) Dollars (The “Annual Fee”) payable in equal monthly installments.

(b) Bonus. CHIPMAN shall be eligible for any annual incentive bonus opportunity offered by the CORPORATION to executive officers of the CORPORATION. In the event of any conflict between this Agreement and any incentive bonus plan adopted by the CORPORATION for its officers and employees, this Agreement shall control. The amount of this bonus, as well as the criteria necessary to earn a bonus, may be changed at any time by the CORPORATION and shall be within the sole discretion of the CORPORATION. All bonuses paid pursuant to this Agreement will be subject to applicable withholdings and deductions and will be paid no earlier than fifteen (15) days and no later than ninety (90) days after the CORPORATION’s fiscal year end for which the bonus is earned. If CHIPMAN’s engagement terminates, voluntarily or involuntarily, prior to the last day of the fiscal year for which the bonus applies, CHIPMAN acknowledges that he is not entitled to any bonus not yet paid at the time of the termination because any such unpaid bonus will not be earned, vested, due, or owing. CHIPMAN hereby expressly forfeits and waives any such unpaid bonus.

(c) As an independent contractor, CHIPMAN will not participate in the CORPORATION’S Group Medical program or 401K pension program.

4. Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the CORPORATION and CHIPMAN. CHIPMAN is an independent contractor and not an employee of the CORPORATION or any of its subsidiaries or affiliates. The consideration set forth in Article 3 shall be the sole consideration due CHIPMAN for the services rendered hereunder. It is understood that the CORPORATION will not withhold any amounts for payment of taxes from the compensation of CHIPMAN hereunder. CHIPMAN will not represent to be or hold himself out as an employee of the CORPORATION.

5. Services. CHIPMAN agrees to serve the CORPORATION faithfully and to the best of his ability, and shall devote eighty-five percent (85%) of his business time, attention and energies to the business of the CORPORATION during the regular business hours and at any other time during the week as reasonably requested by the CORPORATION and/or required by the demands of his position. CHIPMAN agrees to spend a minimum of two days per month in the New York offices of the CORPORATION. All services required to be rendered by CHIPMAN may be rendered for the benefit of any of the CORPORATION’S affiliates or subsidiaries, but no liability shall attach to such affiliate or subsidiary for the payment of any compensation hereunder.

6. Expenses. During the period of his engagement, CHIPMAN will be reimbursed for his reasonable and necessary expenses incurred by him pursuant to his engagement hereunder, such expenses to include necessary travel and related costs incurred on behalf of the CORPORATION and in commuting to and from the CORPORATION’s offices in New York as well as lodging expenses while in New York, NY, if necessary, upon submission of appropriate receipts or vouchers therefore.

7.  Termination.

(a) Termination for Cause. The CORPORATION may discharge CHIPMAN for cause at any time as provided herein. For purposes hereof, “cause” shall mean the willful engaging by CHIPMAN in illegal conduct or gross misconduct which is demonstrably and materially injurious to the CORPORATION. For purposes of this Agreement, no act, or failure to act, on CHIPMAN’s part shall be deemed "willful" unless done, or omitted to be done, by CHIPMAN not in good faith and without reasonable belief that CHIPMAN's action or omission was in the best interest of the CORPORATION. Notwithstanding the foregoing, CHIPMAN shall not be deemed to have been terminated for Cause unless and until the CORPORATION delivers to CHIPMAN a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to CHIPMAN and an opportunity for CHIPMAN, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, CHIPMAN was guilty of conduct set forth above and specifying the particulars thereof in detail.

(b) Without Cause. This Agreement may be terminated by the CORPORATION without Cause at any time, such termination to be effective thirty (30) days after CHIPMAN’s receipt of written notice from the CORPORATION.

(c) Death or Disability. This Agreement shall terminate upon the death or disability of CHIPMAN. For purposes of this subsection (c), “disability” shall mean the inability of
CHIPMAN effectively to substantially provide the services hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(d) Resignation. CHIPMAN shall have the right to terminate this Agreement upon not less than sixty (60) days prior written notice of termination.

(e) Change of Control. The Agreement can be terminated Upon a Change of Control as defined in the Agreement Regarding Change In Control (“Change In Control Agreement”) attached hereto as Exhibit A.

8. Effect of Termination.

(a) In the event that this Agreement is terminated for "cause" pursuant to subsection 7(a), the CORPORATION shall pay CHIPMAN, at the time of such termination, only the fees due and payable to him through the date of the termination of this Agreement.

(b) In the event that this Agreement is terminated without cause pursuant to subsection 7(b), the CORPORATION shall pay CHIPMAN a cash termination payment equal to CHIPMAN’s Annual Fee in effect upon the date of termination, payable in equal monthly installments beginning in the month following CHIPMAN’s termination. Such termination payments shall cease immediately in the event that CHIPMAN violates any provision of Articles 9 and/or 10 herein. In addition, the CORPORATION shall pay CHIPMAN any reasonable and necessary business expenses incurred by CHIPMAN in connection with his duties, all to the date of termination and payable in a lump sum, less any applicable deductions and withholdings, as soon as administratively practicable following CHIPMAN’s termination.

(c) In the event this Agreement is terminated at his election pursuant to subsection 7(d) or due to CHIPMAN’s death or disability pursuant to 7(c), the CORPORATION shall pay to CHIPMAN, at the time of such termination, the fees otherwise due and payable to him through the last day of the month in which such termination occurs.

(d) In the event of a Termination Upon a Change of Control as defined in the Change In Control Agreement, the CORPORATION’s obligation to CHIPMAN shall be as set forth in the Change In Control Agreement.

9. Trade Secrets And Non-Disclosure. CHIPMAN hereby acknowledges that certain trade secrets of the CORPORATION are valuable, special and unique assets of the CORPORATION’S business. Such trade secrets include but are not limited to its customer lists and the sources of its materials and products. CHIPMAN hereby covenants that he will not, during or after the term of his engagement, disclose any of the foregoing secrets or any part thereof to any firm, person or corporation or any entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by CHIPMAN of the provisions of this Paragraph, the CORPORATION shall be entitled to proceed in any court for an injunction restraining CHIPMAN from disclosing, in whole or in part, any of the aforesaid trade secrets, or from rendering such service to any person, firm, corporation, association or any entity to whom such trade secrets, in whole or in part, have been disclosed, or are threatened to be disclosed. Nothing herein contained shall be construed as prohibiting the CORPORATION from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from CHIPMAN and/or from proceeding pursuant to the arbitration provisions of this Agreement.

10. Non-Compete. Without the prior written approval of the CORPORATION’S Chief Executive Officer or President, Chipman shall not, directly or indirectly, during the term of this agreement and until the end of twelve (12) months after termination:

(a) Engage in a “Competing Business’’ in the “Territory”, as those terms are defined below. “Competing Business” shall mean any business that mines or produces minerals which is competitive with the CORPORATION’S or any of its Affiliates, as conducted or under development at any time during the term of this agreement “Territory” shall mean anywhere in Mexico.

(b) Make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the CORPORATION or any of its Affiliates or otherwise interfere with the CORPORATION’S business or that of any of its Affiliates.

11. Notices. Any notice or other communication pursuant to this Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:

(i)	If to the CORPORATION, to:

Capital Gold Corporation
76 Beaver Street, 26th Floor
New York, NY 10005
Tel. No.: (212) 344-5158
Fax No..: (212) 344-4537
Attention: VP of Corporate Development

(ii)	If to CHIPMAN, to:

Christopher M. Chipman
4014 Redwing Lane
Audubon, PA 19407
Tel. No.: (610) 631-2263
Fax No.: (610) 631-2831

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section. Any notice or other communication shall be deemed to have been duly given if personally delivered or mailed via registered or certified mail, postage prepaid, return receipt requested, or, if sent by telecopy, when confirmed.

12. Modification. No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

13. Miscellaneous.

(a) This Agreement shall be subject to and construed in accordance with the laws of the State of New York.

(b) The waiver by either party of a breach of any provision of this
Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

(c) If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

                 (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.
         (e) This Agreement shall not be assignable in whole or in part by either party, except that the CORPORATION may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the CORPORATION or any person, firm or corporation with which the CORPORATION may be merged or consolidated or which may acquire all or substantially all of the assets of the CORPORATION.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

CAPITAL GOLD CORPORATION

By:	s/Gifford Dieterle
Gifford Dieterle, CEO

By:	s/ Christopher M. Chipman
Christopher M. Chipman, CFO

EXHIBIT A

AGREEMENT REGARDING
CHANGE IN CONTROL

THIS AGREEMENT (“Agreement”), is made and entered into effective as of the 1st day of May, 2007 (the “Effective Date”) by and between Capital Gold Corporation (the “Company”) and Christopher M. Chipman (the “Executive”)

WITNESSETH THAT:

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous engagement of key management personnel, and the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, a change in control might occur and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their engagement without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company;

NOW, THEREFORE, to induce the Executive to remain engaged by the Company and in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED by and between the parties as follows:

1. AGREEMENT TERM. The initial “Agreement Term” shall begin on the Effective Date and shall continue through August 31, 2009. As of August 31, 2009, and as of each August 31 thereafter, the Agreement Term shall extend automatically to the next anniversary thereof unless the Company gives notice to the Executive prior to the date of such extension that the Agreement Term will not be extended. Notwithstanding the foregoing, if a Change in Control (as defined in Section 7 below), occurs during the Agreement Term, the Agreement Term shall continue through and terminate on the first anniversary of the date on which the Change in Control occurs.

2.  ENTITLEMENT TO CHANGE IN CONTROL BENEFITS. The Executive shall be entitled to the Change in Control Benefits described in Section 3 hereof if the Executive’s engagement by the Company is terminated during the Agreement Term but after a Change in Control (i) by the Company for any reason other than Permanent Disability or Cause, (ii) by the Executive for Good Reason or (iii) by the Executive for any reason during the 30-day period commencing on the first date which is six months after the date of the Change in Control. For purposes of this Agreement:

(a) A termination of the Executive’s engagement shall be treated as a termination by reason of “Permanent Disability” only if, due to a mental or physical disability, the Executive is absent from the performance of services for the Company for a period of at least twelve consecutive months and fails to return to the performance of services within 30 days after receipt of a written demand by the Company to do so.

(b) The term “Cause” shall mean the willful engaging by the Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

(c) The term “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s express written consent:

(i) a significant adverse change in the nature, scope or status of the Executive’s position, authorities or services from those in effect immediately prior to the Change in Control, including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;

(ii) the failure by the Company to pay the Executive any portion of the Executive’s current compensation, or to pay the Executive any portion of any installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;

(iii) a reduction in the Executive’s annual base compensation (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control as the same may be increased from time to time;

(iv) the failure by the Company to award the Executive an annual bonus in any year which is at least equal to the annual bonus awarded to the Executive for the year immediately preceding the year of the Change in Control;

(v) the failure by the Company to award the Executive equity-based incentive compensation (such as stock options, shares of restricted stock, or other equity-based compensation) on a periodic basis consistent with the Company’s practices with respect to timing, value and terms prior to the Change in Control;

(vi) the failure of the Company to award the Executive incentive compensation of any nature based on attained milestones when such milestones are attained.

(vii) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement as contemplated by Section 14.

For purposes of any determination regarding the existence of Good Reason, any good faith determination by the Executive that Good Reason exists shall be conclusive.

3.  CHANGE IN CONTROL BENEFITS. In the event of a termination of engagement entitling the Executive to benefits in accordance with Section 2, the Executive shall receive the following:

(a) The Executive shall be entitled to a lump sum payment in cash no later than twenty business days after the Executive’s date of termination equal to the sum of:

(i) an amount equal to three times the Executive’s base fee in effect on the date of the Change in Control or, or if greater, as in effect immediately prior to the date of termination; plus

(ii) an amount equal to three times the Executive’s bonus award for the year immediately preceding the year of the Change in Control.

The amount payable under this paragraph (a) shall be inclusive of the amounts, if any, to which the Executive would otherwise be entitled or by law and shall be in addition to (and not inclusive of) any amount payable under any written agreement(s) directly between the Executive and the Company or any of its subsidiaries.

(b) The exercise price of all of the Company options owned by the Executive shall decrease to $0.01 per share.

(c) The Company shall provide the Executive with outplacement services and tax and financial counseling suitable to the Executive’s position through the first anniversary of the date of the Executive’s termination of engagement, or, if earlier, the date on which the Executive becomes employed by another employer.

4. MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other engagement or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other engagement after the Executive’s termination of engagement with the Company, or any amounts which might have been earned by the Executive in other engagement had the Executive sought such other engagement.

5. MAKE-WHOLE PAYMENTS. If any payment or benefit to which the Executive (or any person on account of the Executive) is entitled, whether under this Agreement or otherwise, in connection with a Change in Control or the Executive’s termination of engagement (a “Payment”) constitutes a “parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result thereof the Executive is subject to a tax under section 4999 of the Code, or any successor thereto, (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Make-Whole Amount”) which is intended to make the Executive whole for such Excise Tax. The Make-Whole Amount shall be equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clauses (i) and (ii) and this clause (iii).

(a) For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

(b)  All calculations under this Section 5 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or the Executive’s tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

(c) If the Executive gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to independent tax counsel selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this Section 5 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the Code) promptly after such determination.

(d) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

(e) If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this Section 5, the Executive agrees to contest the claim with counsel reasonably satisfactory to the Company, on request of the Company subject to the following conditions:

(i) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 5 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

(ii) If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; PROVIDED, HOWEVER, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this Section 5 determined as if such advance were an Excise Tax. If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; PROVIDED, HOWEVER, that the Executive may take any such action if the Executive waives in writing the Executive’s right to a payment under this Section 5 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company make a payment under this Section 5. Provided that Executive is in compliance with the provisions this section, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

(f) Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to the Executive in a manner consistent with this Section 5 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

6. TERMINATION DURING POTENTIAL CHANGE IN CONTROL. If a Potential Change in Control (as defined in Section 8) occurs during the Agreement Term, and the Company terminates the Executive’s engagement for reasons other than Permanent Disability or Cause during such Potential Change in Control, the Executive shall be entitled to receive the benefits that the Executive would have received under Section 3, such benefits to be calculated based upon the Executive’s compensation prior to the actual termination of engagement but paid within 20 business days of the date of such termination.

7.  CHANGE IN CONTROL. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(a) the date any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)  the date on which the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)  the date on which there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation (A) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof and (B) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(d)  the date on which the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Agreement: “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

8.  POTENTIAL CHANGE IN CONTROL. A “Potential Change in Control” shall exist during any period in which the circumstances described in paragraphs (a), (b), (c) or (d), below, exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

(a) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this paragraph (a) shall cease to exist upon the expiration or other termination of all such agreements;

(b) Any Person (without regard to the exclusions set forth in subsections (i) through (iv) of such definition) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control described in this paragraph (b) shall cease to exist upon the withdrawal of such intention, or upon a determination by the Board that there is no reasonable chance that such actions would be consummated;

(c)  Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities;

(d)  The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in Control described in this paragraph (d) shall cease to exist upon a determination by the Board that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

9.  NONALIENATION. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

10. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

11.  APPLICABLE LAW. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any state.

12.  SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

13.  WAIVER OF BREACH. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14.  SUCCESSORS, ASSUMPTION OF CONTRACT. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits.

15.  NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Capital Gold Corporation
76 Beaver Street
26th Floor
New York, NY 10005

with a copy (which shall not constitute notice) to:

President
Capital Gold Corporation
76 Beaver Street
26th Floor
New York, NY 10005

or to the Executive:

Christopher M. Chipman
4014 Redwing Lane
Audubon, PA 19407

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

16. LEGAL AND ENFORCEMENT COSTS. The provisions of this Section 16 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcing any and all rights under this Agreement or any other compensation plan maintained by the Company;

(a) The Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement or defense.

(b) Payments required under this Section 16 shall be made by the Company to the Executive (or directly to the Executive’s attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses.

(c) The Executive shall be entitled to select legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this Section 16 be reasonable.

(d) The Executive’s rights to payments under this Section 16 shall not be affected by the final outcome of any dispute with the Company.

17.  SURVIVAL OF AGREEMENT. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s engagement with the Company.

18.  ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the subsidiaries.

19.  COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed on this ___ day of May, 2007, all as of the Effective Date.

s/ Christopher M. Chipman
Christopher M. Chipman

CAPITAL GOLD CORPORATION

By:	s/Gifford Dieterle
Gifford A. Dieterle, President

ATTEST:

s/ Jeffrey W. Pritchard
Jeffrey W. Pritchard, Vice President